As filed with the Securities and Exchange Commission on ___________________.	Registration No. 333-59256

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAGLAN MINES LIMITED
 (Name of small business issuer in its charter)

Nevada	1081	88-0467849
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

RAGLAN MINES LIMITED 7999 Woodhurst Drive Burnaby, British Columbia Canada V5A 4C6 (604) 619-3528	Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]
Common Stock:	2,000,000	$0.10	$200,000	$100.00

[1]   Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

RAGLAN MINES LIMITED
Shares of Common Stock
No Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a best efforts, no minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 180 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

Our common stock will be sold by our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Price Per Share	Aggregate Offering Price	Proceeds to Us
Common Stock	$0.10	$200,000	$165,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Its illegal to tell you otherwise.

The date of this prospectus is ____________________.

TABLE OF CONTENTS
Page No.
Summary of Prospectus	6
Risk Factors	7
Risks associated with Raglan Mines:	7
Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.	7
We lack an operating history and have losses which we expect to continue into the future.	7
We have no known ore reserves and we cannot guarantee we will find any gold or if we find gold that production will be profitable.	7
If we don't raise enough money for exploration, we will have to delay exploration or go out of business.	7
Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.	8
Because we are small and do not have much capital, we must limit our exploration and as a result may not find mineralized material.	8
We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.	8
Because Messrs Handford and Chebountchak will only be devoting 10% of their time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.	8
Because title to our property is held in the name of another person, if he transfers our property to someone other than us, we will cease operations.	8
Risks associated with this offering:	9
Because our officers and directors will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you may not be able to elect any directors.	9
Because Messrs. Handford and Chebountchak are risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.	9
Because there is no public trading market for our common stock, you may not be able to resell you stock.	9

Because there is no minimum number of shares that must be sold, we will not refund any money to you even if we don't raise enough money to start exploration.	9
Use of Proceeds	9
Determination of Offering Price	11
Dilution of the Price You Pay for Your Shares	12
Plan of Distribution; Terms of the Offering	14
Business	17
Management's Discussion and Analysis of Financial Condition and Results of Operations	24
Management	27
Executive Compensation	28
Principal Shareholders	29
Description of Securities	30
Certain Transactions	31
Litigation	31
Experts	32
Legal Matters	32
Financial Statements	32

SUMMARY OF OUR OFFERING

Our business

We are an exploration stage corporation. We own one property. The one property consists of four mining claims. We intend to explore for gold on the property.

Our administrative office is located at 7999 Woodhurst Drive, Burnaby, British Columbia, Canada V5A 4C6 and our telephone number is (604) 619-3528 and our registered statutory office is located at 101 Convention Center Drive, Suite 700, Las Vegas, Nevada 89109. Our fiscal year end is June 30.

The offering

Following is a brief summary of this offering:

Securities being offered	Up to 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $150,000.
Use of proceeds	We will use the proceeds to pay for offering expenses and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of March 31, 2002 (Unaudited)		As of June 30, 2002 (Audited)
Balance Sheet
Total Assets Total Liabilities Stockholders Equity	$ $ $	18 18,239 (18,221)	$ $ $	49 14,100 (14,051)
Income Statement

Revenue Total Expenses Net Loss	$ $ $	-0- 4,170 (4,170)	$ $ $	-0- 14,197 (14,197)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Raglan Mines:

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $50,000 from our offering, we may have to suspend or cease operations within four months.

2. We lack an operating history and have losses which we expect to continue into the future.

We were incorporated in July 2000 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $293,221. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*    our ability to locate a profitable mineral property
*    our ability to generate revenues
*    our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have no known ore reserves and we cannot guarantee we will find any gold or if we find gold that production will be profitable.

We have no known ore reserves. We have not identified any gold on the property and we cannot guaranty we will ever find any gold. Even if we find that there is gold on our property, we cannot guaranty that we will be able to recover the gold. Even if we recover gold, we cannot guaranty that we will make a profit.

4. If we don't raise enough money for exploration, we will have to delay exploration or go out of business.

We are in the very early exploration state and need the proceeds from our offering to start exploring for gold. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to commence its operations.

5. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.

While we plan to conduct our exploration year round, it is possible that snow or rain could cause roads leading to our claims to be impassible. When roads are impassible, we are unable to work and generate income.

6. Because we are small and do not have much capital, we must limit our exploration and as a result may not find mineralized material.

Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material, even though our property may contain mineralized material.

7. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

8. Because Messrs Handford and Chebountchak will only be devoting 10% of their time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Messrs Handford and Chebountchak, our officers and directors will only be devoting 10% of their time to our operations, our operations may be sporadic and occur at times which are convenient to Messrs Handford and Chebountchak. As a result, exploration of our property may be periodically interrupted or suspended.

9. Because title to our property is held in the name of another person, if he transfers our property to someone other than us, we will cease operations.

Title to our property is not held in our name. Title to our property is recorded in the name of Mr. James J. Thom. If Mr. Thom transfers our property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations.

Risks associated with this offering:

10. Because our officers and directors will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors.

Even if we sell all 2,000,000 shares of common stock in this offering, Messrs Handford and Chebountchak will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Messrs Handford and Chebountchak will be able to elect all of our directors and control our operations.

11. Because Messrs Handford and Chebountchak risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

Messrs Handford and Chebountchak, our only shareholders will receive a substantial benefit from your investment. They supplied the property, paid expenses, advanced cash and made as a loan all of which totaled $11,140. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while the directors and former director as a group will lose a maximum of $11,140.

12. Because there is no public trading market for our common stock, you may not be able to resell you stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

13. Because there is no minimum number of shares that must be sold, we will not refund any money to you even if we don't raise enough money to start exploration.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to start or complete exploration. No money will be refunded to you under any circumstances.

USE OF PROCEEDS

Our offering is being made on a best efforts - no minimum basis. The table below sets forth the use of proceeds if 25%, 50%, 75% and 100% of the offering is sold.

	25%		50%		75%		100%
Gross proceeds Offering expenses Net proceeds	$ $ $	50,000 50,000 0	$ $ $	100,000 50,000 50,000	$ $ $	150,000 50,000 100,000	$ $ $	200,000 50,000 150,000

The net proceeds will be used as follows:

Exploration Working capital	$ $	0 0	$ $	45,000 5,000	$ $	95,000 5,000	$ $	140,000 10,000

Proceeds will be first used to pay the offering expenses, then for exploration, and then for working capital. If there is not enough money to pay the offering expenses, the unpaid portion will be accrued as a liability.

If less than $50,000 is raised in this offering, the money will be paid in the following order: (1) legal services; (2) accounting fees; (3) engineering fees; (4) fees due the transfer agent; and, (5) printing expenses.

We have only one milestone and that is finding an ore body.

Exploration expenditures consist of consulting services, costs of obtaining geologic literature, costs of obtaining personal interviews with geologists, mining engineers and others familiar with the properties. Exploration expenditures also include the cost of mapping, geophysical testing, geochemical testing, and digging trenches, pits and tunnels. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. We cannot allocate specific amounts to the specific items. That is because we do not know what we will find, if anything.

We have allocated up to $20,000 for research, geologic mapping, geophysical testing geochemical testing of the property and the initiation of trenching. $40,000 has been allocated for preparation of the initial examination of the underground characteristics of the vein structure, further trenching, geophysics and drift driving. Drift driving is the process of constructing a tunnel to take samples of minerals for testing. Drift driving is relatively expensive compared to testing and trenching. We believe that it will cost approximately $100 to $300 per foot to drive a drift on our property and we intend to drift drive to follow the quartz vein, after surface testing for sample material, with an initial 100 ft tunnel, if warranted by the results of our preceding exploration work.

Finally, we have allocated $80,000 for a first attempt at precisely defining the depth, the width, the length, the tonnage and the value per ton of any mineral body through more drift driving. Money received from the offering for exploration will be applied in the order of the foregoing items.

We cannot be more specific about the application of proceeds for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could spent on exploration.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, and the salary of one secretary, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we are successful in immediately finding gold, we will stop exploring and go on to develop the property. Costs of exploring will then cease. On the other hand if we do not immediately find gold, we will continue to explore for gold on the property. If we have to continue to explore for gold, the costs of exploration will increase.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*    our lack of operating history
*    the proceeds to be raised by the offering
*    the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*    our relative cash requirements.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2002, on a historical basis and as adjusted to reflect the sale of the shares.

This table should be read in conjunction with the section entitled, Management's Discussion and Analysis of Financial Condition and Results of Operations our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

As Adjusted After Offering

	Actual	25%	50%	75%	100%
Stockholder's Equity: Common Stock: 100,000,000 shares authorized, par value $0.00001 5,000,000 issued and outstanding	$50
5,500,000 issued and outstanding		$55
6,000,000 issued and outstanding			$60
6,500,000 issued and outstanding				$65
7,000,000 issued and outstanding					$70
Additional Paid-in Capital	$274,950	$274,945	$324,940	$374,940	$424,930
Deficit accumulated during the exploration stage	$(293,221)	$(293,221)	$(293,221)	$(293,221)	$(293,221)
TOTAL STOCKHOLDERS' EQUITY (deficit)	$(18,221)	$(18,221)	$31,779	$81,779	$131,779

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of September 30, 2001 the net tangible book value of our shares of common stock was a deficit of $(18,221) or approximately $nil per share based upon 5,000,000 shares outstanding.

If 100% of the shares are sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $281,779, or approximately $0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.04 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.04 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.57% of the total number of shares then outstanding shares for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $275,000, or approximately $0.055 per share.

If 75% of the shares are sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $81,779, or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.02 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 23.08% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 76.92% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $275,000, or approximately $0.055 per share.

If 50% of the shares are sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $31,779, or approximately $0.01 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.01 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 16.67% of the total number of shares then outstanding shares for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $275,000, or approximately $0.055 per share.

If 25% of the shares are sold:

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be $(18,221), or approximately $nil per share. The net tangible book value of the shares held by our existing stockholders will be increased by $nil per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $nil per share.

After completion of this offering, if 500,000 shares are sold, you will own approximately 9.09% of the total number of shares then outstanding shares for which you will have made a cash investment of $50,000, or $0.10 per share. Our existing stockholders will own approximately 90.91% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $275,000, or approximately $0.055 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share		$0.055
Net tangible book value per share before offering	$	nil
Potential gain to existing shareholders		$0.04
Net tangible book value per share after offering		$0.04
Increase to present stockholders in net tangible book value per share after offering		$0.04
Capital contributions		$275,000
Number of shares outstanding before the offering		5,000,000
Number of shares after offering held by existing stockholders		5,000,000
Percentage of ownership after offering		71.43%

Purchasers of shares in this offering if all shares sold

Price per share	$0.10
Dilution per share	$0.06
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

Purchasers of shares in this offering if 75% of shares sold

Price per share	$0.10
Dilution per share	$0.09
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23.08%

Purchasers of shares in this offering if 50% of shares sold

Price per share	$0.10
Dilution per share	$0.08
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.67%

Purchasers of shares in this offering if 25% of shares sold

Price per share	$0.10
Dilution per share	$0.10
Capital contributions	$50,000
Number of shares after offering held by public investors	500,000
Percentage of ownership after offering	9.09%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 2,000,000 shares of common stock on a best efforts, no minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 180 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey and/or Washington D.C.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15g of the Securities Act of 1933, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker-dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering period and expiration date

This offering will start on the date of this prospectus and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "RAGLAN MINES LIMITED"

Right to reject subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

BUSINESS

General

We were incorporated in the State of Nevada on June 26, 2000. We are engaged in the acquisition and exploration of mining properties. We maintain our statutory registered agent's office at 101 Convention Center Drive Suite 700, Las Vegas, Nevada 89109 and our business office is located at 7999 Woodhurst Drive, Burnaby, British Columbia, Canada V5A 4C6. Our telephone number is (604) 619-3528.

Raglan Mines has no plans to change its business activities or to combine with another business, and is not aware of any events or circumstances that might cause its plans to change.

Background

In August 2000, Hugh Grenfal, Jr. our original president and former member of the board of directors acquired one mineral property containing four mining claims in British Columbia, Canada by arranging the staking of the same through Mr. James M. Thom, a non affiliated third party. Mr. Grenfal resigned as an officer and director in order to devote more time to his existing mining projects. Mr. Reg Handford was appointed by Mr. Chebountchak to replace Mr. Grenfal as our president, treasurer and director. Mr. Grenfal also sold all of his common stock to Mr. Handford. Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. Mr. Grenfal paid Mr. Thom $1,320 to stake the claims. The claims were recorded in Mr. Thom's name to avoid paying additional fees. The property is held in trust pursuant to a written declaration executed by Mr. Thom, a British Columbia resident. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time. In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Thom will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Thom transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Mr. Thom will be liable to us for monetary damages for breaching the terms of his agreement with us. To date we have not performed any work on our property.

All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia. In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in

Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Company's property is one such acquisition. Accordingly, fee simple title to the Company's property resides with the Crown.

The Company's claims are mining leases issued pursuant to the British Columbia Mineral Act . The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guaranty that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic feasibility.

There are no native land claims that affect title to our property. We have no plans to try interest other companies in our property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Our property is in no way associated with the Raglan property located in northern Quebec owned by Falconbridge.

Location and access

The property is located approximately 170 miles east of Vancouver, British Columbia near Beaverdell on the West Kettle River. The property is in the Greenwood Mining Division. Beaverdell lies approximately three miles to the north on Highway 33. Kelowna and the junction with Highway 97 lies approximately fifty miles to the north, while Rock Creek and the junction of Highways 3 and 33 is twenty-seven miles to the south. A network of secondary roads, including a rail bed of the abandoned Kettle River Railway access most parts of the property.

Physiography

The property is situated in the Monashee Mountains of the Southern Interior Physiographic Regions. Elevations range from 2,500 feet along the West Kettle River to 3,200 feet at the northwestern edge of the property.

Slopes within the property are moderately steep except for the bottom lands of the West Kettle River valley. Vegetation consists mainly of fir; larch pine, much of it mature second growth. Some of the area has been recently logged. Neither the moderately steep slopes within the property or the logging will have any affect on our operations. There is relatively little underbrush, and open grassy areas are not uncommon. Outcrops are fairly sparse except locally on the east flanks of ridges.

The climate features warm summers and mild winters. The West Kettle Valley is fairly dry in the summers. Average yearly precipitation is twenty inches. A snow pack of 3-5 feet beings late in November and lingers in places until May. The moderate climate in the area allows for year round exploration.

Property geology

The major type of rock found on the property is quartz. Mr. Grenfal, our former president observed quartz on the property. Gold, silver and copper can be found in quartz. We have not determined if there is any gold, silver or copper in the quartz on our property. The property is underlain by rocks of the granite family. Other than the foregoing, we are not aware of other rock formations or mineralizations of potential economic significance on the property.

We selected the property because gold has been found on other properties nearby. Other than the foregoing, we did not rely on technical information for the selection of the property. Mr. Grenfal made the selection of the property. Mr. Grenfal was our president and a member of our board of directors from inception on June 26, 2000 to September 28, 2001. From January 1991 to June 1996, Mr. Grenfal was President of Booker Gold Explorations Ltd., a mining and exploration corporation located in Vancouver, British Columbia. Between October 1996 and December 2001, Mr. Grenfal was a Director of Callinan Mines Ltd., a mining and exploration corporation located in Vancouver, British Columbia with revenue producing copper and zinc properties located in Manitoba, Canada. From June 1999 to May 2000, Mr. Grenfal was President of Paxton Mining Corporation located in Vancouver, British Columbia. Since September 1999, Mr. Grenfal has been President of Ancona Mining Corporation located in Vancouver, British Columbia. Ancona Mining is an exploration company. Since September 1999, Mr. Grenfal has been President of Palal Mining Corporation located in Vancouver, British Columbia. Palal Mining is an exploration company. Since September 1999, Mr. Grenfal has been President, Treasurer, and Chief Financial officer of Camden Mines Limited located in Vancouver, British Columbia. Camden Mines Limited is an exploration company. Since January 2000, Mr. Grenfal has been President of Aberdene Mines Limited located in Vancouver, British Columbia. Aberdene Mines is an exploration company.

History of previous work

The area around the property has been explored extensively since the 1890s and gold has been discovered nearby. The property has no history of previous exploration. There is no evidence of mining on the property and there is no plant or equipment located on the property. The is no power source on the property.

Our proposed exploration program

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don't find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of our property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and can't raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

Our property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property by Mr. James Thom and a physical examination of the property by Mr. Grenfal, our former president and director. The cost of staking the claims was included in the $1,320 paid to Mr. Thom. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under our property.

Our exploration program is designed to economically explore and evaluate our properties.

We do not claim to have any minerals or reserves whatsoever at this time on any of our properties.

We intend to hire independent third parties to conduct the exploration of our property. We have not selected any specific individual or company to conduct our three phases of exploration. We will not select anyone until our public offering has been completed. We intend to hire someone or a company that has experience in exploration in British Columbia. We intend to hire someone or a corporation that can conduct our plan of exploration within the budget we have available. Currently the mining industry in British Columbia is somewhat depressed and many exploration companies, engineers and geologists are willing to render services at low rates. We intend to attempt to capitalize on this economic situation. There is no assurance, however, that we will be able to do so.

We intend to implement an exploration program and intend to proceed in the following three phases:

Phase 1 will begin with research of the available geologic literature, personal interviews with geologists, mining engineers and others familiar with the prospect sites.

When the research is completed, our initial work will be augmented with geologic mapping, geophysical testing and geochemical testing of our claims. When available, existing workings, like trenches, prospect pits, shafts or tunnels will be examined. If an apparent mineralized zone is identified and narrowed down to a specific area by the studies, we will begin trenching the area.

Trenches are typically approximately 150 ft. in length and 7-10 ft. wide and 4-7 ft. deep. We cannot predict the cost of the trenching we will need to do because the number of trenches is dependent on the results of our initial study on the property, including geologic mapping, geophysical testing and geochemical testing. The cost of trenching is dependent on local demand and availability and subject to cost overruns due to weather or unforeseen difficulty with the rocks to be trenched. However a likely minimum cost for excavating a trench under favorable conditions and reclaiming it afterwards would be $5,000 per trench. These trench dimensions (150 ft length, etc.) allow for a thorough examination of the surface of the vein structure types generally encountered in the area. They also allow easier restoration of the land to its pre-exploration condition when we conclude our operations. Once excavation of a trench is completed, samples are taken and then analyzed for economically potential minerals that are known to have occurred in the area. Careful interpretation of this available data collected from the various tests aids in determining whether or not the prospect has current economic potential and whether further exploration is warranted.

Phase 1 will take about 3 months and cost up to $20,000.

Phase 2 involves an initial examination of the underground characteristics of the vein structure that was identified by Phase 1 of exploration. Phase 2 is aimed at identifying any mineral deposits of potential economic importance. The methods employed are

*    more extensive trenching
*    more advanced geophysical work
*    drift driving

Drift driving is the process of constructing a tunnel to take samples of minerals for testing. Later, the tunnel can be used for mining minerals. The geophysical work gives a general understanding of the location and extent of mineralization at depths that are unreachable by surface excavations and provides a target for more extensive trenching and core drilling. Trenching identifies the continuity and extent of mineralization, if any, below the surface. After a thorough analysis of the data collected in Phase 2, we will decide if the property warrants a Phase 3 study. We believe that it will cost approximately $150 per foot to drive a drift on our property. The minimum cost of driving a drift is likely to be $100 per foot and can be much higher than $150 per foot, depending on local availability of labor and equipment, seasonal considerations and characteristics of the rocks which we encounter as we actually do the work and we intend to drift drive up to 100 feet. We have allocated up to $5,000 for trenching; $5,000 for geophysical work; and $30,000 for drift driving. If drift driving were to cost $150 per foot, a 100 foot tunnel would cost $15,000, but taking into consideration the costs of supervision, taxes, geological consulting, inspection and mining and environmental review and reclamation, management has increased the estimated cost to $30,000. This allocation is an arbitrary figure made by management based on inquiries we have made and on informal conversations with individual contractors who have done this sort of work before. The actual allocation of expenses among trenching, geophysics and drifting will be made in real time as the work is conducted.

Phase 2 will take about 3 months and cost up to $40,000.

Phase 3 is aimed at precisely defining the depth, the width, the length, the tonnage and the value per ton of any mineral body. This is accomplished through extensive drift driving. We will consider the following factors when we make the decision to go underground: the quantity and grade of surface showings, the assay results of samples taken from our trenches, the results of geophysical researches and their correlation to the assay results, as well as the competence of the rock which will host the drift, the presence of water and other safety hazards.

Phase 3 will take about 6 months and cost up to $80,000.

The breakdown of estimated times and dollars for each phase was made by the board of directors.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete and phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for gold. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We will not move on to a subsequent phase until the phase we are working on is completed.

We do not have any plan to take the Company from phase 3 exploration to revenue generation. That is because we have not found anything yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operations within thirty days of the completion of this offering.

Competitive factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from out property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

*    locating claims
*    posting claims
*    working claims
*    reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1. Health and Safety
2. Archaeological Sites
3. Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. In any event, we have not allocated any funds for the reclamation of the property.

Employees

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and employment agreements

At present, we have no employees, other than our officers and directors. Our officers and directors are part-time employees and will devote about 10% of their time to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Mr. Handford will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in Raglan Mines. We must raise cash to implement our project and stay in business. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months. It depends upon the amount of exploration we conduct and the cost thereof. We wont know that information until we begin exploring our property. We will not begin exploration of our property until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering. We cannot guaranty that we will be able to raise enough money through this offering to stay in business. What ever money we do raise, will be applied to exploration. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our officers however, they are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the maximum amount of money from this offering, it will last a year. If we raise less than the maximum amount, we do not believe the money will last a year. If we raise less than the maximum amount and we need more money we will have to revert obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

We will be conducting research in the form of exploration of our property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a body of ore and we have determined it is economical to extract the ore from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

We do not know how long the proceeds from the offering will last. It depends upon the cost of the exploration and what we find. We will not know that information until exploration is commenced. Exploration will not commence until this offering is completed.

Limited operating history; need for additional capital

There is no historical financial information about Raglan Mines upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guaranty we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From Inception on June 26, 2000

We just recently acquired our first property. We have staked the property and will begin Phase I of our exploration plan upon completion of this offering. We expect to start Phase I within one week of completing our public offering.

Since inception, we have used our common stock to raise money for the property acquisition, for corporate expenses and to repay outstanding indebtedness. Net cash provided by the sale of shares from inception on June 26, 2000 to March 31, 2001 was $275,000. In addition a related party paid advanced a total of $11,140 to us which must be repaid.

The Company posted losses of $4,170 for the nine months ending March 31, 2002. The principal component of the loss was professional services of $4,099.

Liquidity and capital resources

Since inception on June 26, 2000, the Company has been engaged in exploration and acquisition of mineral properties. The Company's principal capital resources have been acquired through shareholder loans.

At March 31, 2002, there was negative working capital of $18,221 compared to $14,051 at June 30,2001.

At March 31, 2002, the Company's total assets consisted of $18, versus $49 at June 30, 2001.

At March 31, 2002, the Company's total liabilities were $18,239 reflecting a build-up of accounts payable of $7,099 and related party payables of $11,140.

Mr. Grenfal, our former president and director and Mr. Chebountchak were compensated in shares our common stock in the amount of $136,753 each for their services. Mr. Grenfal has since transferred all of his shares of common stock to Reg Handford our current president and a member of the board of directors. There is no plan to compensate our officers and directors in the future, unless and until we begin to realize revenues and become profitable in our business operations.

The Company has not had revenues from inception. Although there is insufficient capital to fully explore and develop its mineral properties, the Company expects to survive and exploit its resources primarily with funding from sales of its securities and, as necessary, from shareholder loans.

The Company has no long-term debt and does not regard long-term borrowing as a good, prospective source of financing.

MANAGEMENT

Officers and directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and address	Age	Position(s)
Reg Handford 7999 Woodhurst Dr. Burnaby, British Columbia Canada V5A 4C6	56	President and a member of the Board of Directors
Taras Chebountchak 18 Hillcrest Avenue, Apt. 601 North York, Ontario Canada M2N 6T5	32	Secretary, Treasurer, Chief Financial Officer and a member of the Board of Directors.

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Mr. Handford and Mr. Chebountchak are our only promoters.

Background of officers and directors

Since September 28, 2001, Reg Handford has been our President and a member of our board of directors. From September 2001 to February 2002, Mr. Handford was the office administrator for Palal Mining Corporation, an exploration company located in Vancouver, British Columbia. Palal Mining's only property was condemned by the Province of British Columbia and incorporated into its park system. Thereafter, Palal Mining changed its name to Texen Oil & Gas, Inc. and is now engaged in oil and gas exploration and development. Since October 2001, Mr. Handford has been president of Bright Star Ventures Ltd., an exploration company located in Vancouver, British Columbia. From September 1999 to August 2001, Mr. Handford was English-Content Editor for the Chinaweb.com site operated by China Web Ltd. From March 1999 to September 1999, Mr. Handford was retired. From September 1998 to March 1999 Mr. Handford was a trader with Levesque Securities Ltd. in Vancouver, British Columbia. From July 1997 to September 1998, Mr. Handford was retired. From June 1994 to July 1997, Mr. Handford was office manager of Network Gaming International Ltd., a British Columbia corporation located in Vancouver, Canada, which developed and deployed software linking networks for casinos offering online bingo. Mr. Handford is currently not a full-time employee with another entity. Mr. Handford earned a Master of Science degree in mathematics from Simon Fraser University, Burnaby, British Columbia, Canada. Mr. Handford will devote 10% of his time to our operations.

Taras Chebountchak has been our Secretary, Treasurer, Chief Financial Officer, and a member of the board of directors since inception. Since June 2000, Mr. Chebountchak has been Secretary, Treasurer and a director of Ardent Mines Limited a Nevada corporation engaged in exploration with its principal offices located in Vancouver, British Columbia. Since March 1998, Mr. Chebountchak has been President and a director of First Class Financial Services, Inc. First Class Financial Services is a finance company located in Concord, Ontario, Canada.

From December 1996 to February 1998, Mr. Chebountchak was affiliated with A&T Secure Financing. A&T is a finance company located in Toronto, Ontario, Canada. Mr. Chebountchak was responsible for public relations with clients, banks, financial institutions and leasing companies. From December 1994 to January 1996, Mr. Chebountchak was Vice President of IMC Canada. IMC Canada specializes in personal business income tax preparation and is located in Ottawa, Ontario, Canada. Mr. Chebountchak holds a Master of Science degree in mechanical engineering from Lvov Polytechnic Academy. Mr. Chebountchak will devote 10% of his time to our operations.

Conflicts of interest

We believe that Reg Handford. and Taras Chebountchak will be subject to conflicts of interest. The conflicts of interest arise from Messrs. Handford and Chebountchak's relationship with other mining and exploration corporations. In the future, Messrs Handford and Chebountchak will continue to be involved in the mining and exploration business for other entities and such involvement could create conflicts of interest.

At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional properties. The only conflict that we foresee is Messrs Handford and Chebountchak's devotion of time to projects that do not involve us.

EXECUTIVE COMPENSATION

Mr. Grenfal, our former president and director and Mr. Chebountchak were compensated in shares our common stock in the amount of $136,753 each for their services. Mr. Grenfal has since transferred all of his shares of common stock to Reg Handford our current president and a member of the board of directors. There is no plan to compensate our officers and directors in the future, unless and until we begin to realize revenues and become profitable in our business operations.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares Before Offering	Number of Shares After Offering Assuming all of the Shares are Sold	Percentage of Ownership After the Offering Assuming all of the Shares are Sold

Reg Handford 7999 Woodhurst Dr. British Columbia Canada V5A 4C6	2,500,000	2,500,000	35.71%

Taras Chebountchak 18 Hillcrest Avenue Apt. 601 North York, Ontario Canada M2N 6T5	2,500,000	2,500,000	35.71%

All Officers and Directors as a Group (2 persons)	5,000,000	5,000,000	71.42%

[1] The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Messrs Grenfal and Chebountchak are the only "promoters" of our company.

Future sales by existing stockholders

A total of 5,000,000 shares of common stock were issued to our officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 5,000,000 shares of our stock are currently owned by our officers and directors. They will likely sell a portion of their stock if the market price goes above $0.10. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

Because our officers and directors will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*    have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*    are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation,       dissolution or winding up of our affairs;
*    do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*    are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 71.42% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 5844 South Pecos Road, Suite D, Las Vegas, Nevada 89120 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In June 2000, we issued a total of 2,500,000 shares of restricted common stock to Hugh Grenfal, Jr., our former president and a member of the board of directors and 2,500,000 shares of restricted common stock to Taras Chebountchak, a current officer and director of our company. This was accounted for as a compensation expense of $273,507 and advances and reimbursement expenses of 1,493. On September 28, 2001 Mr. Grenfal transferred his shares to Reg Handford, our president and a member of the board of directors.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to February 28, 2001, included in this prospectus have been audited by Williams and Webster, P.C., Independent Certified Public Accountants, Bank of America Financial Center, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, as set forth in their report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

Our financial statement of June 30, 2001 and March 31, 2002 immediately follow:

INDEPENDENT AUDITOR'S REPORT	F-1
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-2 F-3 F-4 F-5
NOTES TO THE FINANCIAL STATEMENTS	F-6

Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-11 F-12 F-13 F-14
NOTES TO THE FINANCIAL STATEMENTS	F-15

Board of Directors
Raglan Mines Limited
Vancouver, BC
Canada

INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheets of Raglan Mines Limited (an exploration stage enterprise) as of June 30, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended June 30, 2001, the period from June 26, 2000 (inception) to June 30, 2000, and the period from June 26, 2000 (inception) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raglan Mines Limited as of June 30, 2001 and 2000, and the results of its operations and its cash flows for the year ended June 30, 2001, the period from June 26, 2000 (inception) to June 30, 2000, and the period from June 26, 2000 (inception) to June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. As discussed in Note 2, the Company has been in the exploration stage since its inception and has no revenues. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

August 30, 2001

RAGLAN MINES LIMITED (An Exploration Stage Enterprise) BALANCE SHEETS
	June30, 2001	June 30, 2000
ASSETS
CURRENT ASSETS
Cash	$49	$-
Total Current Assets	49	-

TOTAL ASSETS	$49	$-

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$3,000	$-
Related party payables	11,100	-
Total Current Liabilities	14,100	-

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 100,000,000 shares authorized, $0.00001 par value; 5,000,000 shares issued and outstanding	50	50
Additional paid-in capital	274,950	274,950
Stock subscriptions receivable	-	(146)
Deficit accumulated during exploration stage	(289,051)	(274,854)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(14,051)	-

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$49	$-

The accompanying notes are an integral part of these financial statements.

RAGLAN MINES LIMITED (An Exploration Stage Enterprise) STATEMENTS OF OPERATIONS

		Year Ended June 30, 2001	Period from June 26, 2000 (Inception) to June 30, 2000	Period from June 26, 2000 (Inception) to June 30, 2001

REVENUES		$-	$-	$-

EXPENSES
Consulting services		-	273,507	273,507
Legal and accounting		14,000	-	14,000
Mining exploration expenses		-	1,347	1,347
General and administrative		197	-	197
Total Expenses		14,197	274,854	289,051

LOSS FROM OPERATIONS		(14,197)	(274,854)	(289,051)

INCOME TAXES		-	-	-

NET LOSS		$(14,197)	$(274,854)	$(289,051)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$	nil	$(0.05)	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED		5,000,000	5,000,000	5,000,000

The accompanying notes are an integral part of these financial statements.

RAGLAN MINES LIMITED (An Exploration Stage Enterprise) STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid-in Capital	Subscriptions Receivable	Deficit Accumulated During the Exploration Stage	Total Stockholders' Equity (Deficit)
	Number of Shares	Amount
Issuance of common stock in exchange for services, advances and subscriptions at $0.055 per share	5,000,000	$50	$274,950	$(146)	$-	$274,854

Net loss for the period ended June 30, 2000	-	-	-	-	(274,854)	(274,854)

Balance, June 30, 2000	5,000,000	50	274,950	(146)	(274,854)	-

Payment of stock subscriptions	-	-	-	146	-	146

Net loss for the year ended June 30, 2001	-	-	-	-	(14,197)	(14,197)

Balance, June 30, 2001	5,000,000	$50	$274,950	$-	$289,051)	$(14,051)

The accompanying notes are an integral part of these financial statements.

RAGLAN MINES LIMITED (An Exploration Stage Enterprise) STATEMENTS OF CASH FLOWS

	Year Ended June 30, 2001	Period from June 26, 2000 (Inception) to June 30, 2000	Period from June 26, 2000 (Inception) to June 30, 2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,197)	$(274,854)	$(289,051)
Expenses paid by issuance of stock	11	274,854	274,865
Adjustments to balance net loss to cash used by operating activities:
Increase in accounts payable	3,000	-	3,000
Increase in related party payables	11,100	-	11,100
Net cash used by operating activities	(86)	-	(86)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances	135	-	135
Net cash provided by financing activities	135	-	135

NET INCREASE IN CASH	49	-	49

CASH, BEGINNING OF PERIOD	-	-	-

CASH , END OF PERIOD	$49	$-	$49

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

NON-CASH TRANSACTIONS:
Stock issued in payment of expenses	$11	$274,854	$274,865
Stock issued in payment of advances	$135	$-	$135

The accompanying notes are an integral part of these financial statements.

RAGLAN MINES LIMITED
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2001

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Raglan Mines Limited (hereinafter "the Company") was incorporated on June 26, 2000 under the laws of the State of Nevada for the purpose of acquiring, exploring and developing mining properties. The Company maintains offices in Las Vegas, Nevada and in Vancouver, British Columbia. The Company's fiscal year end is June 30.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
 The Company uses the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates
 The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Exploration Stage Activities
 The Company has been in the exploration stage since its formation in June 2000 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial minable reserve, the Company will actively prepare the site for extraction and enter a development stage.

Foreign Currency Valuation
 Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at year-end exchange rates, and revenue and expenses are translated at the average exchange rates during the period. The net effect of exchange differences arising from currency translation will be disclosed as a separate component of stockholders' equity. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

Cash and Cash Equivalents
 For purposes of the Statement of Cash Flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

RAGLAN MINES LIMITED
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Risk
 The Company maintains its cash accounts in primarily one commercial bank in Vancouver, British Columbia, Canada. The Company's cash account is a business checking account maintained in U.S. dollars, which totaled $49 as of June 30, 2001. This account is not insured.

Derivative Instruments
 The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which is effective for the Company as of January 1, 2001. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At June 30, 2001, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Impaired Asset Policy
 In March 1995, the Financial Accounting Standards Board issued a statement titled "Accounting for Impairment of Long-lived Assets." In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. The Company does not believe any adjustments are needed to the carrying value of its assets at June 30, 2001.

Exploration Costs
 In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred.

RAGLAN MINES LIMITED
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Provision for Taxes
 Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109 "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At June 30, 2001, the Company had net deferred tax assets of approximately $2,200, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at June 30, 2001.

At June 30, 2001, the Company has net operating loss carryforwards of approximately $15,000, which expire in the years 2020 through 2021. The Company recognized approximately $273,500 of losses for the issuance of common stock for services, which were not deductible for tax purposes, and are not included in the above calculation of deferred tax assets.

Basic and Diluted Loss Per Share
 Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share was the same, as there were no common stock equivalents outstanding.

Going Concern
 The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has an accumulated deficit and no sales. The future of the Company is dependent upon its ability to obtain financing and upon future successful explorations for and profitable operations from the development of mineral properties. Management has plans to seek additional capital through a public offering of its common stock. Management has determined that in order to continue as a going concern the Company will need to raise approximately $80,000 in this offering. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Fair Value of Financial Instruments
 The carrying amounts for cash and payables approximate their fair value.

RAGLAN MINES LIMITED
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting Pronouncements
 In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS 131 establishes standards for the way that companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements. Both SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. The Company adopted these new accounting standards, and their adoption had no effect on the Company's financial statements and disclosures.

In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities and also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Company believes that the adoption of this standard will not have a material effect on the Company's results of operations or financial position.

NOTE 3 - COMMON STOCK

The Company is authorized to issue 100,000,000 shares of $0.00001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

On June 26, 2000, 5,000,000 shares of common stock were issued to officers and directors only. There was no public offering of any securities. The above referenced shares were issued in payment of services valued at $273,507 and repayment of expenses of $1,358 and advances of $135. These shares were issued pursuant to exemption from registration contained in Section 4 (2) of the Securities Act of 1933.

RAGLAN MINES LIMITED
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2001

NOTE 4 - MINERAL PROPERTIES

In January 2000 the Company, through Mr. Hugh Grenfal, its president and a member of the board of directors, acquired 100% of the rights, titles and interests in four mining claims, Sun #1 to Sun #4 property, Greenwood Mining Division, British Columbia, Canada. Although the claims are recorded in Mr. Grenfal's name for tax purposes, title to the claims has been conveyed to the Company via an unrecorded deed. The Company has assigned no value to these claims, as there is no evidence showing proven and probable reserves.

NOTE 5 - RELATED PARTIES

The Company occupies office space provided by Mr. Grenfal, the president of the Company, at no charge. The value is deemed to be immaterial to these financial statements.

Mr. Grenfal has advanced monies to the Company to open a checking account and in payment of expenses. The funds advanced to open the checking account were repaid as part of the stock transaction described in Note 3. The balance of the advances have been recorded as related party payables. These advances have been recorded as short-term, uncollateralized loans, bearing no interest and having no specific due date.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company is engaged in the exploration and development of mineral properties. At present, there are no feasibility studies establishing proven and probable reserves.

Although the minerals exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective matters which could impair the value of its mining claims.

The Company is presently undertaking the required steps to register as a publicly traded company. In this regard, the Company has signed a contract with a securities attorney to assist in this matter. The total fees to be paid to the attorney amount to $30,000. Of this amount, $10,000 was paid when attorney services began and is recorded as legal fees in the accompanying financial statements. The remaining $20,000 will be due when the Company's registration statement is declared effective by the Securities and Exchange Commission.

RAGLAN MINES LIMITED (An Exploration Stage Enterprise) BALANCE SHEETS
	March 31, 2002 (unaudited)	June 30, 2001
ASSETS
CURRENT ASSETS
Cash	$18	$49
Total Current Assets	18	49

TOTAL ASSETS	$18	$49

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$7,099	$3,000
Related party payables	11,140	11,100
Total Current Liabilities	18,239	14,100

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 100,000,000 shares authorized,
$0.00001 par value; 5,000,000 shares
issued and outstanding	50	50
Additional paid-in capital	274,950	274,950
Stock subscriptions receivable	-	-
Deficit accumulated during exploration stage	(293,221)	(289,051)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(18,221)	(14,051)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$18	$49

See notes to interim financial statements.

RAGLAN MINES LIMITED (An Exploration Stage Enterprise) STATEMENTS OF OPERATIONS
	Nine Months Ended March 31,				Period from June 26, 2000 (Inception) to March 31, 2002 (unaudited)
	2002 (unaudited)		2001 (unaudited)

REVENUES		$-		$-	$-

EXPENSES
Consulting services		-		-	273,507
Legal and accounting		4,099		10,000	18,099
Mining exploration expenses		-		-	1,347
General and administrative		71		182	268
Total Expenses		4,170		10,182	293,221

LOSS FROM OPERATIONS		(4,170)		(10,182)	(293,221)

INCOME TAXES		-		-	-

NET LOSS		$(4,170)		$(10,182)	$(293,221)

NET LOSS PER COMMON SHARE,
BASIC AND DILUTED	$	nil	$	nil	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED

		5,000,000		5,000,000	5,000,000

See notes to interim financial statements.

RAGLAN MINES LIMITED (An Exploration Stage Enterprise) STATEMENT OF STOCKHOLDERS' EQUITY
	Common Stock		Additional Paid-in Capital	Subscriptions Receivable	Deficit Accumulated During the Exploration Stage	Total Stockholders' Equity (Deficit)
	Number of Shares	Amount

Issuance of common stock in
exchange for services,
advances and subscriptions
at $0.055 per share	5,000,000	$50	$274,950	$(146)	$-	$274,854

Net loss for the period ended
June 30, 2000	-	-	-	-	(274,854)	(274,854)

Balance, June 30, 2000	5,000,000	50	274,950	(146)	(274,854)	-

Payment of stock subscriptions	-	-	-	146	-	146

Net loss for the year ended
June 30, 2001	-	-	-	-	(14,197)	(14,197)

Balance, June 30, 2001	5,000,000	50	274,950	-	(289,051)	(14,051)

Net loss for the nine months
ended March 31, 2002	-	-	-	-	(4,170)	(4,170)

Balance, March 31, 2002 (unaudited)	5,000,000	$50	$274,950	$-	$(293,221)	$(18,221)

See notes to interim financial statements.

RAGLAN MINES LIMITED (An Exploration Stage Enterprise) STATEMENTS OF CASH FLOWS
	Nine Months Ended March 31, 2002 (unaudited)	Nine Months Ended March 31, 2001 (unaudited)	Period from June 26, 2000 (Inception) to March 31, 2002 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,170)	$(10,182)	$(293,221)
Expenses paid by issuance of stock		11	274,865
Adjustments to balance net loss to cash used
by operating activities:
Increase in accounts payable	4,099	11,100	7,099
Increase in related party payables	40	-	11,140
Increase in prepaid expenses	-	(1,000)	-
Net cash used by operating activities	(31)	(71)	(117)
CASH FLOWS FROM INVESTING ACTIVITIES	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances	-	135	135
Net cash provided by financing activities	-	135	135

NET INCREASE IN CASH	(31)	64	18

CASH, BEGINNING OF PERIOD	49	-	-

CASH , END OF PERIOD	$18	$64	$18
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-
NON-CASH TRANSACTIONS:
Stock issued in payment of expenses	$-	-	$274,865
Stock issued in payment of advances	$-	-	$135

See notes to interim financial statements.

RAGLAN MINES LIMITED
(An Exploration Stage Enterprise)
March 31, 2002

NOTES TO INTERIM FINANCIAL STATEMENTS
============================================

1. BASIS OF PRESENTATION

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission. Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements for the period ended June 30, 2001. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company's financial position and results of operations.

Operating results for the nine month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending June 30, 2002.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article IX of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100.00
Printing Expenses	6,000.00
Accounting Fees and Expenses	5,000.00
Legal Fees and Expenses	30,000.00
Blue Sky Fees/Expenses	5,000.00
Transfer Agent Fees	3,000.00
Miscellaneous Expenses	400.00
TOTAL	$50,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and address	Date	Shares	Consideration
Hugh Grenfal, Jr. 3337 West 30th Avenue Vancouver, British Columbia Canada V6S 1W3	June 30, 2000	2,500,000	Services valued at $136,754 and $746
Taras Chebountchak 18 Hillcrest Avenue Apartment #601 North York, Ontario Canada M2N 6T5	June 30, 2000	2,500,000	Services valued at $136,753 as $ 747

We issued the foregoing restricted shares of common stock to Messrs Grenfal and Chebountchak pursuant to Section 4(2) of the Securities Act of 1933. Messrs Grenfal and Chebountchak are sophisticated investors, are officers and directors of the company, and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

Mr. Grenfal subsequently transferred his shares of common stock to Reg Handford, our current president and a member of the board of directors.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1*	Sun #1 Mining Claim.
10.2*	Sun #2 Mining Claim.
10.3*	Sun #3 Mining Claim.
10.4*	Sun #4 Mining Claim.
10.5*	Bill of Sale.
10.6*	Assignment from Hugh Grenfal, Jr. to Reg Handford
23.1	Consent of Williams & Webster, P.S., Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

* filed previously

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this amendment to the Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 24th day of July, 2002.

RAGLAN MINES LIMITED
BY:	/s/ Reg Handford Reg Handford, President and, Principal Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Reg Handford, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Reg Handford Reg Handford	President, Principal Executive Officer, and a member of the Board of Directors	July 24, 2002
/s/ Taras Chebountchak Taras Chebountchak	Secretary/Treasurer, Principal Accounting Officer and a member of the Board of Directors.	July 24, 2002